INFINIUM LABS OPERATING CORPORATION
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made as of January 11, 2006, (“Effective Date”), between Infinium Labs Operating Corporation (“ILOC”) on behalf of itself and its parent entity Infinium Labs, Inc. (“IFLB”), each a Delaware corporation (collectively the “Company”), and the undersigned named executive (“Executive”).

BACKGROUND

The Company is currently engaged in the business of: (a) developing and building a platform to play electronic video games; (b) operating an online game service to provide on-demand access to multi-player games and interactive entertainment; and (c) providing products, entertainment, advertising and services in the gaming console market, game rental or games on-demand, and the Internet gaming online business (collectively the “Business”).

Company desires to obtain the services of Executive or continue the services of Executive, and Executive desires to be employed by Company or continue to be employed by Company, upon the terms and conditions hereinafter set forth. As an ancillary and integral part of this Agreement, Company desires to obtain Executive’s covenant not to compete and other covenants, and Executive desires to make a covenant not to compete and such other covenants as hereinafter set forth. The Executive is or will be employed by the Company in a confidential relationship wherein the Executive, in the course of Executive’s employment with the Company, has and will continue to become familiar with and be aware of information as to the Company and its subsidiaries and affiliates (collectively the “Infinium Companies”) and their respective customers, the specific manner of doing business, including the processes, techniques and trade secrets utilized by the Infinium Companies, and future plans with respect thereto, all of which has been and will be established and maintained at great expense to the Company, which information is a trade secret and constitutes valuable good will of the Company.

NOW, THEREFORE, in consideration of the covenants herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby forever acknowledged, the parties, with the intent of being legally bound hereby, agree as follows:

1. Position and Responsibilities; Location.

1.1 Position. Executive is employed by the Company to render services to the Company in the position of President, Chief Executive Officer, and Interim Chief Financial Officer, and as a director on IFLB’s Board of Directors (subject to IFLB by-laws) and shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company. Executive shall abide by the rules, regulations and practices as adopted or modified, from time to time, in the Company’s sole discretion; and Executive shall use Executive’s best efforts to promote the interests of Company.

1.2 Other Activities. Executive shall not, during the term of this Agreement: (a) accept any other employment, or (b) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company. The foregoing limitations shall not be construed as prohibiting Executive from making personal investments in such form or manner as will neither require Executive’s services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Section 5 hereof.

1.3 No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity. Further, Executive shall indemnify the Company for any claim, including, but not limited to, reasonable attorneys’ fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company, based upon or arising out of any non-competition agreement, invention or secrecy agreement between Executive and such third party which was in existence as of the date of this Agreement.

1.4 Location for the Performance of Services. Executive is a Citizen of the United States currently residing in the Grand Duchy of Luxembourg. Executive’s duties are almost entirely based in the United States and the Company expects Executive to spend considerable time in the United States. Notwithstanding the foregoing, Company permits Executive to tele-commute to the extent practicable for the position, from a remote location.

2. Compensation and Benefits.

2.1 Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive an initial salary equivalent to two hundred fifty thousand Dollars ($250,000.00) per year (“Base Salary”), payable at a rate of Twenty Thousand Eight Hundred Thirty-Three Dollars ($20,833.00) per month (less applicable deductions and withholding) beginning as of the Effective Date. In addition, Executive shall be entitled to receive the pro-rata amount of Base Salary due from November 18, 2005 through the Effective Date as the sole remuneration for Executive’s role as Chief Executive Officer and Interim Chief Financial Officer. Executive shall be owed no further compensation than is contained within this Agreement. The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice and, at the Company’s sole option, shall be paid in cash or in stock pursuant to the Company’s then-current Form S-8 stock compensation plan. Executive’s Base Salary may be reviewed, from time to time, in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted, in the sole discretion of the Board of Directors of this Company (the “Board”).

2.2 Bonus Structure. Bonuses shall be available to Executive pursuant to a commission plan for the positions to be drafted by the Board of Directors. Each quarter, Executive’s target bonus under the commission plan will be up to thirty-five percent (35%) of Base Salary (“Target Bonus”). Executive’s Target Bonus, if any, shall be determined and paid pursuant to Executive’s commission plan. Determination and payment will occur within thirty (30) days after the end of each of the Company’s fiscal quarters. The parties have initially agreed that the Target Bonus shall be comprised of a revenue target component, which will provide up to fifteen percent (15%) of the Target Bonus and other Management by Objective components that make up the remaining twenty percent (20%). The parties shall use their best efforts to determine the actual milestones required for the Target Bonus within thirty (30) days of the Effective Date.

2.3 Health Care Benefits. So long as Executive meets the applicable eligibility requirements, Executive shall be eligible to participate in the benefits made generally available by the Company to similarly-situated employees, in accordance with the benefit plans established by the Company, from time to time, and as may be amended, from time to time, in the Company’s sole discretion. Company reserves the right to terminate any benefit plan for any reason or no reason. Such benefit plans, if adopted, may include coverage for health, hospitalization, dental, eye care, life and other insurance plans acceptable to the Company from time to time (collectively the “Health Plans”).

2.4 Paid Time Off/Holidays. The Executive shall be entitled to receive paid time off as may be afforded officers and key employees generally under the Company’s policies in effect from time to time (pro-rated for any year in which the Executive is employed for less than a full year). The Executive shall also be entitled to paid holidays made generally available by the Company to similarly-situated employees, in accordance with the benefit plans established by the Company, from time to time, and as may be amended, from time to time, in the Company’s sole discretion.

2.5  Business Expenses; Corporate Credit Card. Throughout the term of Executive’s employment hereunder, Company shall reimburse Executive for all reasonable and necessary travel and other business expenses which may be incurred in direct connection with the performance of Executive’s duties in accordance with policies adopted, from time to time, by Company concerning expense reimbursement for employees. Executive shall not incur monthly expenses in excess of ten thousand dollars ($10,000) without written confirmation from the Board.

Such expenses as are authorized for payment or reimbursement shall be paid for by Company or reimbursed to Executive upon presentation to Company of an itemized expense statement with respect thereto and such other documentation as may be required by the Company’s reimbursement policies from time to time.

Executive may have use of a corporate credit card under Company’s travel and expense policy at such time as the Company can establish a credit card with itself as the responsible party.

2.6 Restricted Stock Grant. Executive shall execute and deliver to Company, as a condition to the effectiveness of this Agreement, the Stockholder Vesting Agreement (“SVA”) annexed hereto as Exhibit 1 and made a part hereof.

Executive shall receive 5,000,000 shares of the Company’s common stock, restricted and vesting over a period of two years at par value if Executive files an election under Section 83(b) of the Internal Revenue Code of 1986, as amended or, if such election is not made, at the market closing price in effect on the Effective Date (“Total Shares’). From the Total Shares, 1,000,000 shares will be fully vested upon execution of the Agreement and the Stock Vesting Agreement (“SVA”). The remaining 4,000,000 shares of common stock shall vest quarterly over two years, 1/8 per quarter, to the extent Executive is employed with the Company at the vesting date. For example, based on the vesting schedule, on or about May 18, 2006, Executive would vest 1,000,000 shares of the Company’s common stock. The Total Shares under the SVA and any other shares issued will be restricted, with appropriate legends and subject to Rule 144 under the Securities Act of 1933. As of the Effective Date, the Company does not have sufficient shares to reserve or issue 4,000,000 of the 5,000,000 shares and the Company can not give any assurances that it will receive IFLB shareholder approval to increase its authorized common stock. Executive shall have no claim to the 4,000,000 shares, regardless of the vesting schedule, in the event the Company does not receive shareholder approval to increase its authorized common stock. Executive and Company shall enter into a separate Stockholder Vesting Agreement in order to accomplish this objective.

3. Term. Executive agrees that this employment is “at will” which means that it can be terminated at any time by the Company, with or without cause and with or without notice. Executive agrees that any promise or obligation that employment be on any other basis than “at will” is invalid unless in writing signed on behalf of the Company.

4. Severance.

4.1 The Company agrees that should it exercise its right to terminate your employment without “Cause” (defined below), then:

(a) the Company shall pay you severance, consisting of (i) the amount equal to four (4) months of Base Salary at the rate in effect on the date of termination. Such severance payment shall be subject to all applicable US income tax deductions and withholding.

(b) the Company shall pay Executive the severance payment in cash within thirty (30) days of the effective date of a separation agreement executed by Executive and delivered to the Company (as more specifically described in subsection (c)). Executive shall not be required to mitigate the amount of any severance, nor shall any such payment be reduced by any earnings or benefits that you may receive from any other source.

(c) as a condition to the receipt of the severance payment, Executive shall be required to execute a full and complete waiver and release of all claims occurring on or prior to the execution of such agreement (as described herein), against the Company, its owners, directors, officers, agents and employees, in a form to be provided by the Company (“Waiver and Release”). The Company shall execute the Waiver and Release in the ordinary course of its business, but in no event longer than provided in such Waiver and Release. Such release shall exclude claims for indemnification from the Company under its certificate of incorporation, by-laws, applicable law and claims for directors and officers’ insurance and employee practices liability insurance (if any). The Waiver and Release shall further exclude any claim against the owners, directors, officers, agents and employees that is independent from (a) their role and relationship with the Company, (b) Executive’s employment with the Company (including the termination thereof), and (c) any other relationship with or action by the Company.

4.2	For the purposes of this Section 4, “Cause” shall mean any of the following:

(a)	Gross negligence or willful misconduct;

(b)	Commission or conviction of a felony or crime involving dishonesty or moral turpitude;

(c)	Violation of a statutory of common law duty of loyalty to the Company, its shareholders;

(d)	Executive’s dishonesty, fraud or misconduct with respect to the business or affairs of the Company which materially or adversely affects the operations or reputations of the Company;

(e)	Issuance by the Securities and Exchange Commission (“SEC”) of a Wells notice against the Executive;

(f)	Breach of Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement between Executive and the Company; and

(g)
Failure by the Company to receive an SB-2 Registration Statement, covering its common stock, declared effective by the SEC, except that the foregoing shall be waived and will not be considered Cause on the one-hundred and twenty-first (121) day after the Effective Date.

4.3 In the event Executive’s employment is terminated (a) for Cause or any other reason not specified herein Executive will be entitled to any accrued and unpaid Base Salary and earned, unused paid time-off through the date of termination or (b) without Cause, Executive will be entitled to the aforementioned Base Salary and earned, unused paid time-off plus severance as provided herein. Except as provided in (a) and (b) above or the extent required by applicable law, Executive shall be entitled to no other compensation or benefits from the Company.

5. Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement.

a. Executive shall sign and be bound by the terms of the Company’s Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement with the Company, in the form attached as Exhibit 2 (“CIIN Agreement”). The CIIN Agreement is attached hereto and fully incorporated herein as Exhibit 2. Executive agrees that the covenants in the CIIN Agreement impose a reasonable restraint on the Executive in light of the current and changing business activities throughout the term of these covenants, whether before or after the date of termination of the employment of the Executive.

b. Severability. The covenants in this Section 5 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions of any specific covenant as set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

c. Independent Provisions. The covenants in the NIIN Agreement shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of such covenants. It is specifically agreed that the period of two (2) years following termination of employment stated at the beginning of this Section 5, during which the agreements and covenants of the Executive made in this Section 5 shall be effective, shall be computed by excluding from such computation any time during which the Executive is in violation of any provision of this Section 5.

6. Indemnification. Executive shall be availed of the Indemnification provisions of the Company’s By-Laws.

7. Directors and Officers Insurance Policy. The Company shall use its best efforts to secure a directors and officers insurance policy upon cash financing of at least $1,000,000.

8. Assignment; Binding Effect. The Executive understands that Executive has been selected for employment by the Company on the basis of Executive’s personal qualifications, experience and skills. The Executive shall not assign all or any portion of Executive’s performance under this Agreement. Subject to the preceding two (2) sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

9. Termination Obligations. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

10. Arbitration.

10.1 Arbitrable Claims. To the fullest extent permitted by law, all disputes between Executive (and Executive’s attorneys, successors and assigns) and Company (and its affiliates, shareholders, directors, officers, employees, agents, successors, attorneys and assigns) of any kind whatsoever, including, without limitation, all disputes arising under this Agreement (“Arbitrable Claims”), shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than Company and Executive) shall be considered third party beneficiaries of the rights and obligations created by this Section on Arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state or local law, statute or regulation, excepting only claims under applicable workers’ compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and any other applicable statutory law or regulation dealing with employment.

10.2 Procedure. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended (“AAA Employment Rules”), as augmented in this Agreement. Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other party initiating arbitration shall also include a statement of the claim(s) asserted and the facts upon which the claim(s) are based. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party may, at its option, seek injunctive relief in connection with Arbitrable Claims under applicable law. All arbitration hearings under this Agreement shall be conducted in King County, Washington. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY WITH REGARD TO ARBITRABLE CLAIMS, INCLUDING, WITHOUT LIMITATION, ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

10.3 Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have authority to award equitable relief, damages, costs and fees to the same extent that, but not greater than, a court would have. The fees of the arbitrator shall be split between both parties equally, unless this would render this Section of Arbitration unenforceable, in which case the arbitrator shall apportion said fees so as to preserve enforceability. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.

10.4 Continuing Obligations. The rights and obligations of Executive and Company set forth in this Section on Arbitration shall survive the termination of Executive’s employment and the expiration of this Agreement.

11. Additional Provisions.

11.1 Amendments; Waivers; Remedies. This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

11.2 Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company, and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

11.3 Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

11.4 Notices. Any notice under this Agreement must be in writing and addressed to the Company or to Executive at the corresponding address below. Notices under this Agreement shall be effective upon: (a) hand delivery, when personally delivered; (b) written verification of receipt, when delivered by overnight courier or certified or registered mail; or (c) acknowledgment of receipt of electronic transmission, when delivered via electronic mail or facsimile. Executive shall be obligated to notify the Company, in writing, of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this Section 11.4.

Company’s Notice Address:	Infinium Labs Corporation
1191 Second Avenue, 5th Floor
Seattle, WA 98101
Attn.: General Counsel
Telephone: (206) 393-3026
Facsimile: (206) 774-1289
E-mail: legal@phantom.net

Executive’s Notice Address:	Greg Koler
9, rue de Reichlange, L-8508 Redange-sur-Attert Grand-Duchy of Luxembourg
Telephone: 011.352.061.42.67.65
Facsimile: 011.352.22.99.99.54.99
E-mail: gregory@pt.lu

11.5 Severability. If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

11.6 Taxes. All amounts paid under this Agreement (including, without limitation, Base Salary) shall be reduced by all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

11.7 Dollars. All references to dollars and associates payments as well as calculations related to the IFLB common stock shall be in U.S. dollars.

11.8 Governing Law. The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without regard to conflict of laws principles.

11.9 Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect, in any manner, the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

11.10 Survival. All of those portions of this Agreement that require performance by Executive following termination of Executive’s employment hereunder shall survive any termination of this Agreement.

11.11 Counterparts. This Agreement may be executed in several counterparts (including by means of telecopied signature pages), each of which shall be deemed an original but all of which shall constitute one and the same instrument.

11.12 Authority. Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder, and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

11.13 Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of Company, Executive shall execute such additional instruments and take such additional acts as Company may deem necessary to effectuate this Agreement.

11.14 Entire Agreement. This Agreement (including the Exhibits attached hereto, which are incorporated herein by reference) is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications and agreements, whether written or oral, between the parties relating to the subject matter hereof and all past courses of dealing or industry custom. No oral statements or prior written material not specifically incorporated herein shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized unless incorporated herein by amendment, as provided herein (such amendment to become effective on the date stipulated therein).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

Infinium Labs Operating Corporation on behalf of itself and its parent entity Infinium Labs, Inc.

By:/s/ Richard Angelotti
Richard Angelotti
Chairman of Compensation Committee

EXECUTIVE:

By:/s/ Greg Koler
Greg Koler